Exhibit 99.1

Synaptogenix Announces Reverse Stock Split to Maintain Nasdaq Listing

Common stock will begin trading on split-adjusted basis on April 5, 2024

NEW YORK – April 3, 2024 /PRNewswire/ -- Synaptogenix, Inc. (Nasdaq: SNPX) ("Synaptogenix" or the "Company"), an emerging biopharmaceutical company developing therapeutics for neurodegenerative disorders, today announced that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 25 pre-split shares. The reverse stock split will become effective at 5:00 p.m. Eastern Standard Time on Thursday, April 4, 2024. SNPX common stock will continue to be traded on The Nasdaq Capital Market under the symbol SNPX and will begin trading on a split-adjusted basis when the market opens on Friday, April 5, 2024. The new CUSIP number for SNPX common stock following the reverse stock split will be 87167T 300. The reverse split is intended to increase the per-share trading price of the Company’s common stock to enable the Company to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market.

At the effective time of the reverse stock split, every 25 shares of the Company’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker, or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company’s transfer agent, Pacific Stock Transfer Company, will send instructions for exchanging those certificates for shares held electronically in book-entry form or for new certificates, in either case representing the post-split number of shares, and any payments in cash in lieu of fractional shares, if applicable.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of the Company’s common stock following the reverse stock split will receive a cash payment in lieu thereof at a price equal to that fractional share to which the stockholder would otherwise be entitled multiplied by the closing sale price of the common stock on The Nasdaq Capital Market, as adjusted for the reverse stock split, April 4, 2024.

The reverse stock split will reduce the number of shares of SNPX common stock outstanding from 27,133,349 shares, the number of shares outstanding on April 2, 2024, to approximately 1,085,333 shares, subject to adjustment for fractional shares. Proportional adjustments will be made to the number of shares of SNPX common stock issuable upon exercise or conversion of the Company’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise or conversion price.

About Synaptogenix

Synaptogenix is a clinical-stage biopharmaceutical company that has historically worked to develop novel therapies for neurodegenerative diseases. Synaptogenix has conducted clinical and preclinical studies of its lead therapeutic candidate, Bryostatin-1, in Alzheimer's disease. Preclinical studies have also demonstrated bryostatin's regenerative mechanisms of action for the rare disease Fragile X syndrome, and for other neurodegenerative disorders such as multiple sclerosis, stroke, and traumatic brain injury. The U.S. Food and Drug Administration has granted Orphan Drug Designation to Synaptogenix for Bryostatin-1 as a treatment for Fragile X syndrome. Bryostatin-1 has already undergone testing in more than 1,500 people in cancer studies, thus creating a large safety data base that will further inform clinical trial designs. Additional information about Synaptogenix, Inc. may be found on its website: www.synaptogen.com

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the timing and effectiveness of the reverse split and the Company’s ability to regain compliance with Nasdaq’s minimum bid price. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. There can be no assurance that the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy, that the Company will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company's patent portfolio, the Company's inability to expand its business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company's raw materials, existing or increased competition, stock volatility and illiquidity, and the Company's failure to implement its business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact

800-811-5591

ir@synaptogen.com